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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                            Six
                                                                                           Months
                                                                                           Ended
                                                 Year Ended 30 September                  31 March
                                   ---------------------------------------------------    -------
                                    1993       1994       1995       1996       1997       1998
                                   -------    -------    -------    -------    -------    -------
Earnings:                                              (Millions of dollars)

Income before extraordinary item
  and the cumulative effect of
  accounting changes:               $200.9     $233.5     $368.2     $416.4     $429.3     $281.0

Add (deduct):
  Provision for income taxes         103.0       95.2      186.2      195.5      203.4      149.0

  Fixed charges, excluding
   capitalized interest              127.3      127.1      148.8      184.0      233.0      104.0

  Capitalized interest amortized
   during the period                   7.7        8.0        9.1        9.4        8.3        3.5

  Undistributed earnings of
   less-than-fifty-percent-owned
   affiliates                         (8.1)      (2.8)     (25.4)     (40.6)     (31.1)      (9.6)
                                   -------    -------    -------    -------    -------    -------
   Earnings, as adjusted            $430.8     $461.0     $686.9     $764.7     $842.9     $527.9
                                   =======    =======    =======    =======    =======    =======
Fixed Charges:

Interest on indebtedness,
  including capital lease
  obligations                       $118.6     $118.2     $139.4     $171.7     $217.8      $96.3

Capitalized interest                   6.3        9.7       18.5       20.0       20.9        7.9

Amortization of debt discount
  premium and expense                   .7         .8         .2        1.5        1.8        0.9

Portion of rents under operating
  leases representative of the
  interest factor                      8.0        8.1        9.2       10.8       13.4        6.8
                                   -------    -------    -------    -------    -------    -------

   Fixed charges                    $133.6     $136.8     $167.3     $204.0     $253.9     $111.9
                                   =======    =======    =======    =======    =======    =======
Ratio of Earnings to Fixed
  Charges:                             3.2        3.4        4.1        3.7        3.3        4.7
                                   =======    =======    =======    =======    =======    =======

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